Exhibit 21.1
Popular, Inc.
Subsidiaries of the Registrant
Name	Jurisdiction of Incorporation
Banco Popular de Puerto Rico	Puerto Rico
Popular Auto LLC	Puerto Rico
PR Rent-to-Own LLC	Delaware
Popular Community Capital, LLC	Delaware
Popular Mezzanine Fund LLC	Puerto Rico
Popular Insurance LLC	Puerto Rico
Popular Securities LLC	Puerto Rico
Popular Risk Services LLC	Puerto Rico
Popular Life RE	Puerto Rico
Popular Capital Trust I	Delaware
Popular Capital Trust II	Delaware
Popular International Bank, Inc.	Puerto Rico
Popular North America, Inc.	Delaware
Popular Bank	New York
Popular Equipment Finance, Inc.	Delaware
Popular Insurance Agency USA, Inc.	Delaware
E-LOAN, Inc.	Delaware
Equity One, Inc.	Delaware
Popular ABS, Inc.	Delaware
Popular North America Capital Trust I	Delaware